Exhibit 10.41

Execution Copy

This SIDE LETTER (this “Side Letter”), dated as of June 8, 2018, is by and among DTZ Jersey Holdings Limited (the “Parent”), Cushman & Wakefield Global, Inc. (individually and together, as the context requires, with the Parent and its and their affiliates, successors and assigns, the “Company”), and Brett White (“Executive”). Each of the Company and Executive is referred to herein as a Party, and together the Parties.

WHEREAS, on May 8, 2015 the Parties entered into a Restricted Stock Unit Grant Agreement (the “Performance RSU Grant Agreement”), pursuant to which Executive received a grant of restricted stock units with respect to 22,337,915 limited liability shares of the Parent (“Common Shares” and such restricted stock units, the “Performance RSUs”) and for which the vesting is conditioned, among other things, upon the achievement by the “Majority Stockholder” (as defined in the Performance RSU Grant Agreement) of either a specified Net MOM or Net IRR, as set forth in Section 2 of the Performance RSU Grant Agreement Side Letter (as defined below); and

WHEREAS, on October 5, 2015 the Parties entered into a side letter (the “Performance RSU Grant Agreement Side Letter”), pursuant to which the Performance RSU Grant Agreement was amended to provide that the achievement by the Majority Stockholder of a specified return for purposes of vesting pursuant to Section 5.2 of the Performance RSU Grant Agreement be based upon the achievement of either a Net MOM or Net IRR target; and

WHEREAS, on May 8, 2015 the Parties entered into the Restricted Stock Unit Grant Agreement (the “Deal RSU Grant Agreement”), pursuant to which Executive received a grant of restricted stock units with respect to 5,350,000 Common Shares (the “Deal RSUs”) and of which a portion with respect to 2,850,000 Common Shares was designated as Performance Vest RSUs that may vest on the occurrence of a Liquidity Event (as defined in the Deal RSU Grant Agreement), as set forth Section 5.2 of the Deal RSU Grant Agreement (the “Performance Vest Deal RSUs”); and

WHEREAS, on May 8, 2015 the Parties entered into the Option Grant Agreement pursuant to the terms of the Company’s Management Equity Incentive Plan (the “Option Agreement”), pursuant to which Executive received a grant of options to purchase 4,467,583 Common Shares (the “Options”); and

WHEREAS, on October 5, 2015 the Parties entered into the Restricted Stock Unit Grant Agreement (the “2015 RSU Grant Agreement”), pursuant to which Executive received a grant of restricted stock units with respect to 8,333,333 Common Shares (the “2015 RSUs”); and

WHEREAS, on May 8, 2015 the Parties entered into the Stockholders’ Agreement (the “Stockholders’ Agreement”), which governs all Shares (as such term is defined in the Stockholders’ Agreement) acquired and/or held by Executive, including pursuant to the Performance RSU Grant Agreement, the Deal RSU Grant Agreement, the Option Agreement and the 2015 RSU Grant Agreement; and

WHEREAS, the Parties desire to amend the Performance RSU Grant Agreement, the Performance RSU Grant Agreement Side Letter, the Deal RSU Grant Agreement, the Option

Agreement, the 2015 RSU Grant Agreement and the Stockholders’ Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows.

1.          Vesting and Settlement of Performance RSUs. Capitalized terms used with respect to the Performance RSUs in this Side Letter but not defined in this Side Letter shall have the meanings ascribed to such terms in the Performance RSU Grant Agreement (as amended by the Performance RSU Grant Agreement Side Letter). The Performance RSUs shall vest and settle no later than the date such Performance RSUs would otherwise have vested and settled pursuant to the terms of the Performance RSU Grant Agreement (as amended by the Performance RSU Grant Agreement Side Letter); provided, that, if earlier than such date, the Performance RSUs shall vest and settle as set forth herein.

a.       Subject to Section 1(d) of this Side Letter, the Performance RSUs shall be forfeited if Executive’s employment or service relationship with the Company or its subsidiaries terminates as the result of a termination by the Company for Cause. Unless the Performance RSUs are forfeited pursuant to this clause (a) or clause (d) of this Section 1 below, Executive shall retain the Performance RSUs until the Majority Stockholder has sold 100% of the Initial Majority Stockholder Shares for cash or Cash Equivalents (as defined below), at which time any RSUs that have not become vested shall be forfeited and Executive shall cease to have any rights with respect thereto.

b.       The outstanding Performance RSUs shall vest and be settled in accordance with the below each time the Majority Stockholder sells, transfers or otherwise disposes of Initial Majority Stockholder Shares in a transaction in which the Majority Stockholder receives cash or Cash Equivalents (whether directly or indirectly), and including for the avoidance of doubt a sale, transfer or disposition in which the Majority Stockholder receives property other than cash or Cash Equivalents, but solely to the extent of the cash or Cash Equivalents received (such a sale, transfer or disposition, a “Qualifying Disposition”). The percentage of the Performance RSUs that shall vest and be settled, if any and solely to the extent not previously vested and settled, shall be the product of (i) the product of (x) a fraction, the numerator of which is the number of such Initial Majority Stockholder Shares sold, transferred or disposed of in a Qualifying Disposition for cash or Cash Equivalents and the denominator of which is the total number of Initial Majority Stockholder Shares, and (y) 100, and (ii) the percentage set forth in the table below, based upon the MOM achieved with respect to such sold, transferred or disposed of Initial Majority Stockholder Shares:

MOM	Vesting Percentage
less than 1.5	0%
at least 1.5 but less than 2.0	25%
at least 2.0 but less than 2.5	50%
at least 2.5 but less than 3.0	75%
at least 3.0	100%

With respect to any Qualifying Disposition in which the Majority Stockholder receives a combination of cash, Cash Equivalents and other property, the percentage of the Initial Stockholder Shares deemed sold in the Qualifying Disposition for cash or Cash Equivalents shall be equal to the percentage that the aggregate face value of the cash and Cash Equivalents received in the Qualifying Disposition bears to the aggregate value of the cash, Cash Equivalents and other property received by the Majority Stockholder in such Qualifying Disposition, determined as of the closing of such Qualifying Disposition.

c.         The Performance RSUs that vest upon a Qualifying Disposition shall be settled on or as soon as reasonably practicable but in no event more than thirty (30) days following the occurrence of the Qualifying Disposition, and in any event in manner consistent with Section 3(a) of this Side Letter. The Performance RSUs shall be settled net of Common Shares withheld to satisfy applicable taxes and withholdings unless either (i) Executive elects prior thereto to deliver, and does timely deliver, an amount in cash necessary to satisfy any applicable taxes and withholdings, or (ii) such net settlement would cause the Company to be in default under or breach of the terms of any financing or other arrangement or agreement to which the Company is a party or to violate applicable law, in any event for purposes of this clause (ii) as determined by the Board in good faith.

d.         Notwithstanding anything to the contrary in the Performance RSU Grant Agreement, the Performance RSU Grant Agreement Side Letter, this Side Letter or the Stockholders’ Agreement, if Executive’s employment with the Company is terminated by Executive without Good Reason prior to January 1, 2021, then all Performance RSUs that have not previously been settled shall be forfeited, any shares of Common Stock that have been delivered in respect of the Performance RSUs but have not been sold by Executive, if any, shall be forfeited and returned to the Company by Executive without consideration therefor, and the Company shall have the right to recoup from Executive 100% of the after-tax proceeds to which Executive was or would have been entitled as the result of any sale, transfer or disposition of the Common Shares underlying the Performance RSUs, and Executive agrees to promptly deliver such proceeds to the Company.

e.       For purposes of this Side Letter:

i.       “Cash Equivalents” shall mean government-backed treasury securities, certificates of deposit with a maturity of one year or less from the date of acquisition with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000, marketable short-term money market and similar funds maturing within 12 months after the date of creation or acquisition thereof, or debt instruments readily tradable on an established exchange in the U.S., it being understood that in no event shall equity or equity-linked securities be deemed to be Cash Equivalents for this purpose.

ii.       “Good Reason” shall mean, without Executive’s written consent: (i) any material diminution in Executive’s title, duties, authority or responsibilities, including Executive no longer reporting only to the Board, (ii) any material reduction in Executive’s Base Salary or Target Bonus opportunity (as such terms are defined in Executive’s Employment Agreement), (iii) a requirement by the Company that Executive relocate more than fifty (50) miles from Los Angeles, California; (iv) a material breach by the Company of any of its other obligations contained in the Employment Agreement or other material agreement between the Parties or (v) the removal of Executive from the Board by the Company (other than for Cause) or the failure to re-elect Executive to serve on the Board; provided, that Good Reason shall not occur unless Executive shall have (x) given a detailed written notice to the Company of any fact or circumstance believed by Executive to constitute Good Reason within ninety (90) days of the occurrence of such fact or circumstance, and (y) given the Company thirty (30) days therefrom to cure such fact or circumstance and the Company shall have failed to so cure (it being understood that the Company cures the fact or circumstance giving rise to Good Reason, the notice of Good Reason shall be deemed rescinded and of no force or effect).

iii.     “Initial Majority Stockholder Shares” shall mean the Common Shares held by the Majority Stockholder as of the date of the Side Letter between the Company and Executive dated June 8, 2018, and shall include any stock, securities or other property or interests received by the Majority Stockholder in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other sale, transaction or event that affects the Company’s capital stock occurring after the date of issuance.

iv.     “MOM” shall mean a number, determined on each Qualifying Disposition, equal to the quotient of (i) all cash and Cash Equivalents (without double counting) received directly or indirectly by the Majority Stockholder in connection with the Qualifying Disposition plus all cash and Cash Equivalents received, directly or indirectly, prior to the Qualifying Disposition by the Majority Stockholder in respect of the Initial Majority Stockholder Shares sold, transferred or otherwise disposed of in such Qualifying Disposition, divided by (ii) the product of (x) the purchase price per share paid by the Majority Stockholder for such Initial Majority Stockholder Shares (which, as of the date hereof, is $1.1136) and (y) the number of such Initial Majority Stockholder Shares.

2.           Vesting and Settlement of Performance Vest Deal RSUs. Capitalized terms used with respect to the Performance Vest Deal RSUs in this Side Letter but not defined in this Side Letter shall have the meanings ascribed to such terms in the Deal RSU Grant Agreement.

a.       Notwithstanding anything to the contrary in the Deal RSU Grant Agreement, the Performance Vest Deal RSUs shall vest (a) without regard to the occurrence of a Liquidity Event and the achievement of an MoM of 1.6 and shall instead vest ratably on each of the first five anniversaries of November 5, 2014, subject to Executive being employed by the Company on such date; provided, that to the extent a portion of the Performance Vest Deal RSUs would have vested prior to the date hereof as the result of the foregoing changes, such portion of Performance Vest Deal RSUs shall vest on the date hereof, and (b) in full upon Executive’s termination of employment by the Company or its affiliates without Cause or by Executive for Good Reason. Section 5.3 of the Deal RSU Grant Agreement is hereby deleted in its entirety.

b.       The Performance Vest Deal RSUs that vest in accordance with this Section 2 shall be settled on or as soon as reasonably practicable but in no event more than thirty (30) days following the vesting of such Performance Vest Deal RSUs, and in any event in manner consistent with Section 3(a) of this Side Letter. The Performance Vest Deal RSUs shall be settled net of Common Shares withheld to satisfy applicable taxes and withholdings unless either (i) Executive elects prior thereto to deliver, and does timely deliver, an amount in cash necessary to satisfy any applicable taxes and withholdings, or (ii) such net settlement would cause the Company to be in default under or breach of the terms of any financing or other arrangement or agreement to which the Company is a party or to violate applicable law, in any event for purposes of this clause (ii) as determined by the Board in good faith.

3.           Mandatory Sale; Restrictions on the Common Shares.

a.       Notwithstanding anything to the contrary in the Performance RSU Grant Agreement, the Performance RSU Grant Agreement Side Letter, the Deal RSU

Grant Agreement, the Option Agreement, the 2015 RSU Grant Agreement, the Stockholders’ Agreement and/or this Side Letter, and subject to the consent of any applicable underwriter, including the underwriter underwriting the Company’s initial public offering and any Qualifying Disposition, as applicable, from and after the date hereof, upon a Qualifying Disposition for cash or Cash Equivalents prior to March 6, 2020 (the “Mandatory Sale Period”), the Majority Stockholder and Executive shall provide for the sale, transfer or other disposition, on the same terms and conditions as apply to the Majority Stockholder’s sale, transfer or other disposition of Common Shares in such Qualifying Disposition, of a number of Common Shares held by Executive, determined as set forth below:

i.       In respect of the Performance RSUs, the number of Common Shares underlying the Performance RSUs that vest, settle and are delivered to Executive as a result of, or in connection with, such Qualifying Disposition;

ii.       In respect of the Deal RSUs and the 2015 RSUs, a number of Common Shares equal to the product of (i) the number of Common Shares that have, as of the date of the Qualifying Disposition, been delivered to Executive pursuant to the settlement thereof and remain outstanding, and (ii) a fraction, the numerator of which is the number of Common Shares being sold, transferred or otherwise disposed of by the Majority Stockholder in such Qualifying Disposition for cash or Cash Equivalents, and the denominator of which is the number of Initial Majority Stockholder Shares (such fraction, the “Sale Fraction”);

iii.      In the case of the Options, the number of Common Shares resulting from the automatic exercise of a number of Options equal to the product of (i) the number of vested Options outstanding as of immediately prior to the Qualifying Disposition and (ii) the Sale Fraction, which exercise shall be done on a net settlement basis (to satisfy the Exercise Price and any applicable taxes and withholdings) based on the price per Common Share implied by such Qualifying Disposition, unless (x) Executive elects prior thereto to deliver, and does timely deliver, an amount in cash necessary to satisfy any applicable Exercise Price, taxes and withholdings, or (y) such net settlement would cause the Company to be in default under or breach of the terms of any financing or other arrangement or agreement to which the Company is a party or to violate applicable law, in any event for purposes of this clause (y) as determined by the Board in good faith.

b. During the Mandatory Sale Period, the provisions of Section 4(a), Section 4(b) and the last sentence of Section 3(a)(iii) of the Stockholders’ Agreement shall not apply with respect to the Shares received by Executive pursuant to the

Performance RSUs, the Deal RSUs, the Options and the 2015 RSUs. The Stockholders’ Agreement shall otherwise continue in full force and effect in accordance with its terms; provided, that with respect to any Common Shares that are delivered pursuant to the Performance RSUs, the Deal RSUs, the Options and the 2015 RSUs, (i) Section 3(b)(i) and (iii) of the Stockholders’ Agreement shall cease to apply from and after the date hereof, and (ii) so long as the Company remains publicly traded on a nationally recognized exchange, following the Mandatory Sale Period, the Stockholders’ Agreement shall cease to apply; provided, further, that, subject to Executive’s compliance with any retention, ownership or similar policy of the Company, following the Lock-Up Period (as defined in the Stockholders’ Agreement) and otherwise notwithstanding anything to the contrary in Section 3(a) of the Stockholders’ Agreement, in each calendar quarter of the Mandatory Sale Period Executive will be permitted to sell a number of Shares received in settlement of the Deal RSUs, the Options and the 2015 RSUs equal to up to 5% of the highest number of such Shares held by Executive at any time in such quarter (such 5% shall be inclusive of all Shares sold by Executive pursuant to Section 3(a) of this Side Letter).

4.           Notwithstanding anything to the contrary in the Performance RSU Grant Agreement, the Performance RSU Grant Agreement Side Letter, the Deal RSU Grant Agreement, the Option Agreement, the 2015 RSU Grant Agreement or the Stockholders’ Agreement, if the Performance RSUs, Deal RSUs, 2015 RSUs and Options are adjusted in accordance with the terms of such awards upon an event or transaction to pertain and apply to securities other than Common Shares, such adjustment, to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (“Section 409A”), shall cause the awards to pertain and apply to the same securities that the Majority Stockholder receives in respect of Common Shares in such event or transaction.

5.           Except as expressly provided herein, the Performance RSU Grant Agreement, the Performance RSU Grant Agreement Side Letter, the Deal RSU Grant Agreement, the Option Agreement, the 2015 RSU Agreement and the Stockholders’ Agreement shall otherwise remain unchanged and in full force and effect. Nothing herein shall constitute a breach of the Performance RSU Grant Agreement, the Performance RSU Grant Agreement Side Letter, the Deal RSU Grant Agreement, the Option Agreement, the 2015 RSU Agreement, the Stockholders’ Agreement, the Nominee Agreement or any employment or other agreement to which the Company or its affiliates and Executive are a party and any such employment or other agreement shall be amended solely to the extent necessary to effectuate the changes reflected in this Side Letter.

6.           This Side Letter shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law. This Side Letter is intended to comply with or be exempt from the requirements of Section 409A and, to the maximum extent permitted, shall be interpreted and administered accordingly.

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IN WITNESS WHEREOF, the parties hereto have caused this Side Letter to be duly executed as of the day and year first above written.

CUSHMAN & WAKEFIELD GLOBAL, INC.

By: /s/ Brett Soloway
Name: Brett Soloway
Title: Director

DTZ JERSEY HOLDINGS LIMITED

By: /s/ Michelle Hay
Name: Michelle Hay
Title: Director

BRETT WHITE

By: /s/ Brett White

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